                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A
                                (AMENDMENT NO. 1)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                             KEYSTONE PROPERTY TRUST
       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS DECLARATION OF TRUST)



                MARYLAND                                 84-1246585
        (STATE OF ORGANIZATION)                  (I.R.S. EMPLOYER IDENTIFICATION
                                                           NUMBER)

200 FOUR FALLS CORPORATE CENTER, SUITE 208                 19428
          WEST CONSHOHOCKEN, PA                          (ZIP CODE)
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box /X/


If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box 0


      SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM
                            RELATES: NOT APPLICABLE.

       SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

     TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
     TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
     -------------------                        ------------------------------

COMMON SHARES, PAR VALUE $.001                      AMERICAN STOCK EXCHANGE



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE.

This Form 8-A/A amends and restates in its entirety our Form 8-A filed on October 29, 1993.


ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED


     GENERAL

         Under our Declaration of Trust, the interest of the shareholders is divided into sixty five million shares of beneficial interest, $.001 par value per share, which shall be known collectively as ("shares"). Currently, 59,200,000 shares are classified as common shares, $.001 par value per share, 800,000 shares are classified as Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred Shares"), 4,200,000 shares are classified as Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Shares") and 800,000 shares are classified as Series C Convertible Preferred Stock, $.001 par value per share (the "Series C Preferred Shares"). The common shares are listed on the American Stock Exchange under the symbol "KTR." Our board of trustees may classify and reclassify any unissued shares of capital shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital shares subject to the rights of the holders of Series A, Series B and Series C Preferred Shares described below.

         As general partner of our operating partnership, Keystone Operating Partnership, L.P., we may authorize the creation of one or more series of preferred OP Units having such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such OP Units as we may determine subject to the rights of the holders of Series B, Series C and Series D Convertible Preferred Units described below. We also may authorize the issuance of additional common OP Units on such terms and conditions as we may determine.

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

         At the annual meeting of our shareholders held on June 3, 1999, our shareholders approved our conversion from a Maryland corporation to a Maryland real estate investment trust. This conversion was effected on October 13, 1999 through the merger of American Real Estate Investment Corporation, a Maryland corporation, with and into Keystone Property Trust, a Maryland real estate investment trust, formed solely for the purposes of this conversion.


     COMMON SHARES

         The holders of common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees. Except for the voting rights of the holders of Series A, Series B and Series C Preferred Shares described below, rights provided in any Articles Supplementary adopted by our board of trustees with respect to any future series of preferred shares or as otherwise required by law, the holders of common shares possess all voting power. Our board of trustees is divided into three classes. The three classes have staggered terms of office so that the terms of office of trustees of only one class expires at each annual meeting of shareholders. The trustees of each class are elected for three year terms and until his or her successor is elected and duly qualified or until his or her earlier death, resignation or removal. Our Declaration of Trust does not provide for cumulative voting in the election of trustees. Subject to any preferential rights of any outstanding series of preferred shares including the Series A, Series B and Series C Preferred Shares, the holders of shares of common shares are entitled to such dividends as may be declared from time to time by our board of trustees from funds available therefor and upon liquidation are entitled to receive pro rata all assets of our company available for distribution to such holders. All shares of common shares outstanding are fully paid and non-assessable, and the holders thereof have no preemptive rights under our Declaration of Trust. However, under an agreement pursuant to which certain institutional holders (for whom Morgan Stanley Asset Management Inc. acts as agent) purchased common shares, if we propose to issue common shares for cash, these institutional holders have the right to purchase, on the same terms, up to an amount of the securities such that, upon consummation of the proposed issuance, such holders would hold the same percentage of our common shares as such holders held immediately prior to such issuance. Holders of our Series A Preferred Shares have similar rights as described below under "Preferred Shares--Terms of Series A Convertible Preferred Shares--Preemptive Rights" below.


RESTRICTIONS ON TRANSFER

         For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain percentages of our gross income must be from particular activities. Because our trustees believe it is essential for us to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions, provides that no holder (other than the McBride Family (as defined in the Declaration of Trust) and Hudson Bay Partners II, L.P., and any other person who the trustees approve, at their option and in their discretion, provided that such approval will not result in the termination of our status as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the Ownership Limit. In connection with certain issuances of our shares, our Board approved the exemption of certain additional holders of our shares from the Ownership Limit. The "Ownership Limit" means (i) with respect to our common shares, 4.9% of the outstanding common shares (in value or number of shares, whichever is more restrictive) and (ii) with respect to any class or series of preferred shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding such class or series of preferred shares. The foregoing restrictions on transferability and ownership will not apply if the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If any purported transfer of shares would cause our shares to be beneficially owned by less than 100 persons, then such purported transfer shall be void ab initio and the intended transferee shall acquire no rights in such shares. If any transfer of shares occurs which, if effected, would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in our company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) otherwise result in our failure to qualify as a REIT, then the capital shares being transferred that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to our discovery that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital shares held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. The trustee shall designate a transferee of such shares so long as such shares of shares would not violate the Ownership Limit in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital shares in the purported transfer that resulted in the transfer of shares of capital shares to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital shares gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

         All certificates representing capital shares will bear a legend referring to the restrictions described above.

         Every owner of more than 1% (or such other percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common shares will be required to file a written notice with us containing the information specified in the Declaration of Trust no later than January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in good faith in order to determine our status as a REIT.

         These ownership limitations may have the effect of precluding acquisition of control of our company unless the trustees determine that maintenance of REIT status is no longer in our best interests.

         In addition, our Board of Directors is divided into three classes, with the members of each class serving a three-year term. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to affect a change in control of our company, even if such a tender offer or change of control would be in our stockholders' best interests.


LIMITATION OF LIABILITY OF TRUSTEES

         The Declaration of Trust provides that, to the fullest extent permitted by Maryland law, a Trustee or officer will not be personally liable for monetary damages to us or you.


INDEMNIFICATION OF TRUSTEES AND OFFICERS

         The Declaration of Trust provides that we shall indemnify (i) our Trustees and officers to the fullest extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by our Board or our By-laws and be permitted by law. The Declaration of Trust provides that no amendment of the Declaration of Trust or repeal of any of its provisions shall limit or eliminate the right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. We have a trustee and officer liability insurance policy with a $5,000,000 limit of liability and a company retention of $75,000 in the aggregate for each claim.


OTHER SECURITIES

         Although this registration statement relates only to the common shares described above, set forth below is a description of the Company's preferred shares and our operating partnership's OP Units:


     PREFERRED SHARES

         Under our Declaration of Trust, our board of trustees is authorized to provide for the issuance of preferred shares in one or more series, to establish the number of shares in each series and to fix the terms of each series. Our board of trustees could authorize the issuance of additional preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then market price of such common shares.


         TERMS OF SERIES A CONVERTIBLE PREFERRED SHARES

         We currently have 800,000 Shares classified as Series A Preferred Shares issued and outstanding. The Series A Preferred Shares have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series A Preferred Shares are not entitled to vote. The affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by holders of outstanding Series A Preferred Shares is required to authorize or increase the number of shares of a class senior to the Series A Preferred Shares or to authorize any amendment to our Declaration of Trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series A Preferred Shares. If and whenever dividends on any Series A Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the number of trustees then constituting our board of trustees shall be increased by one and the holders of Series A Preferred Shares, voting as a single class, will be entitled to nominate and vote for the election of the additional trustee.

         DIVIDENDS. Holders of Series A Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares and any other shares ranking junior to the Series A Preferred Shares, when, as and if declared by our board of trustees out of funds legally available for that purpose, at the rate of the greater of (i) $2.25 per share per year or (ii) an amount per share equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to the number of shares of common shares into which each Series A Preferred Share is then convertible. Such dividends are cumulative from the date of issuance of the Series A Preferred Shares and compound quarterly at a rate of 9% per annum.

         LIQUIDATION. In the event of any (i) liquidation, dissolution or winding-up of our affairs, (ii) consolidation or merger which results in a change in control of our company, or (iii) sale or transfer of all or substantially all of our assets other than to an affiliate (each a "Liquidation Event"), the holders of Series A Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series A Preferred Shares as to liquidating distributions, the greater of (i) (A) a liquidation preference equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into common shares immediately prior to such liquidation, sale or merger. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be an issuer of senior unsecured debt securities or preferred stock rated investment grade and that has common equity securities with an average daily trading volume of $2,475,000 over the prior 30 trading days, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If there is a Liquidation Event after December 15, 2003, the liquidation premium will be equal to the redemption premium set forth in the following paragraph.

         REDEMPTION. We may not redeem Series A Preferred Shares prior to December 15, 2003. On or after December 15, 2003, we may redeem for cash all, but not less than all, of the outstanding Series A Preferred Shares at a price per share equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:



                                                                                      REDEMPTION PREMIUM
                                                                                      AS A PERCENTAGE OF
         REDEMPTION DATE                                                            LIQUIDATION PREFERENCE
         ---------------                                                            ----------------------

         From December 15, 2003
           through and including December 14, 2004..........................                 4.5%

         From December 15, 2004
           through and including December 14, 2005..........................                3.375%

         From December 15, 2005


           through and including December 14, 2006..........................                 2.25%

         From December 15, 2006
           through and including December 14, 2007..........................                1.125%

         Thereafter.........................................................                  0%



         CONVERSION. Each Series A Preferred Share is convertible at any time into the number of common shares obtained by dividing the aggregate liquidation preference (which is $25 per share) of such Series A Preferred Shares by $16.50. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares, the issuance of rights, options or warrants to holders of our common shares entitling them to purchase common shares at a price less than their current market value or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series A Preferred Shares.

         RIGHTS UPON CERTAIN TRANSACTIONS. We may not enter into certain transactions in which our common shares are converted into the right to receive securities or other property (including cash), unless each Series A Preferred Share that is not redeemed or converted into the right to receive securities or other property will be converted into the securities or other property that would have been received if such Series A Preferred Shares were converted into common shares immediately prior to the transaction. We may not agree to enter into such a transaction unless provisions are made that enable holders of Series A Preferred Shares that remain outstanding after the transaction to convert their shares into the consideration received by holders of common shares at the conversion price in effect immediately prior to the transaction. Furthermore, in the event of a consolidation or merger with an unaffiliated entity in which our company is not the surviving entity, the holders of Series A Preferred Shares may require us to make provision for the Series A Preferred Shares in accordance with the immediately preceding sentences unless we redeem all of the Series A Preferred Shares for an amount equal to the liquidation preference, plus a redemption premium of 10% of the liquidation preference.

         PREEMPTIVE RIGHTS. If we propose to issue for cash either common shares or securities convertible into common shares (with the exception of limited partner interests in our operating partnership), we must give each holder of Series A Preferred Shares the right to purchase, on the same terms, up to an amount of our common shares or other securities issued so that, upon consummation of the proposed issuance, such holder would hold the same percentage of our common shares that it held immediately prior to the proposed issuance (assuming conversion to common shares of all Series A Preferred Shares held by such holder).


         TERMS OF SERIES B CONVERTIBLE PREFERRED SHARES

         The Series B Preferred Shares will have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series B Preferred Shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series B Preferred Shares is required to authorize or increase the number of shares of another class ranking senior to the Series B Preferred Shares or to authorize an amendment to our Declaration of Trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series B Preferred Shares. If and whenever (i) dividends on any Series B Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), (ii) we breach certain fixed charge coverage ratios, (iii) our aggregate dividends declared or paid on our common shares and preferred shares from the issue date of any Series B Preferred Shares exceeds our cumulative funds from operations plus capital gains not included in our funds from operation from such issue date or (iv) we breach any covenant granted to holders of future series of our preferred shares that restricts the total amount of our indebtedness and preferred shares to a specified percentage of the value or our assets or real estate, the number of trustees then constituting our board of trustees shall be increased by one and the holders of Series B Preferred Shares, voting as a single class, will be entitled to nominate and vote for the election of the additional trustee.

         DIVIDENDS. Holders of Series B Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares, and any other shares ranking junior to the Series B Preferred Shares, when, as and if declared by our board of trustees out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to our common shares exceeds a rate of $1.56 (subject to adjustment) per share per year. Such dividends shall be cumulative from the date of issuance of the Series B Preferred Shares and shall compound at a rate per annum equal to 9.75%.

         LIQUIDATION. In the event of any (i) liquidation, dissolution or winding-up of our affairs, (ii) consolidation or merger which results in a change in control of our company, or (iii) sale or transfer of all or substantially all of our assets other than to an affiliate (each a "Liquidation Event"), the holders of Series B Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series B Preferred Shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into common shares immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred shares rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

         REDEMPTION. We may redeem for cash, at any time, all or part of the outstanding Series B Preferred Shares. On or before the fifth anniversary of the date of issuance of the shares we may redeem the shares for cash at a redemption price per share equal to the amount necessary to produce a 17% internal rate of return. After the fifth anniversary of the date of issuance, we may redeem for cash the shares at a redemption price equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:


                                                                                       REDEMPTION PREMIUM
                                                                                       AS A PERCENTAGE OF
         REDEMPTION DATE                                                             LIQUIDATION PREFERENCE
         ---------------                                                             ----------------------
         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance.........             4.825%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance.......              3.62%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance........              2.41%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance.........              1.21%

         Thereafter.............................................................               0%

If we call less than all the Series B Preferred Shares for redemption, shares will be redeemed pro rata on the basis of the number of shares owned. In the event of a change in control in which the surviving entity does not have or may not have senior unsecured indebtedness or preferred stock rated investment grade, each holder of Series B Preferred Shares shall have the right to require us to redeem all, but not less than all, outstanding Series B Preferred Shares owned by such holder for an amount per share equal to the liquidation preference plus a premium equal to 10% of the liquidation preference.

         CONVERSION. Each holder of Series B Preferred Shares has the right, at his or her option, at any time and from time to time, to convert such shares into the number of common shares obtained by dividing the aggregate liquidation preference of such Series B Preferred Shares by a conversion price of $16.00. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series B Preferred Shares.


         TERMS OF SERIES C CONVERTIBLE PREFERRED SHARES

         The Series C Preferred Shares have the following terms:

         VOTING RIGHTS. Except in certain limited circumstance and as required by applicable law, the Series C Preferred Shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of the Series C Preferred Shares is required to authorize or increase the number of shares of a class senior to, or on parity with the Series C Preferred Shares or to authorize an amendment to our Declaration of Trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C Preferred Shares.

         DIVIDENDS. The holders of Series C Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares and any other shares ranking junior to the Series C Preferred Shares, when, as and if authorized and declared by our board of trustees out of funds legally available for that purpose, cumulative dividends payable quarterly in cash at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to one share of our common shares exceeds a rate of $1.54 (subject to adjustment) per year multiplied by the conversion ratio then in effect for the Series C Preferred Shares. Such dividends shall be cumulative from the date of issuance of the Series C Preferred Shares and compound quarterly at a rate of 9.75% per annum.

         LIQUIDATION. In the event of any Liquidation Event, the holders of Series C Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series C Preferred Shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into shares of common shares immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event, the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

         REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series C Preferred Shares, we may redeem for cash all or part of the outstanding Series C Preferred Shares at a price per share equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:

                                                                                    REDEMPTION PREMIUM AS
                                                                                       A PERCENTAGE OF
         REDEMPTION DATE                                                           LIQUIDATION PREFERENCE
         ---------------                                                           ----------------------
         From the fifth anniversary of the date of issuance
           to and including the sixth anniversary of the date of issuance.......            4.75%

         From the sixth anniversary of the date of issuance
           to and including the seventh anniversary of the date of issuance.....           3.5625%

         From the seventh anniversary of the date of issuance
           to and including the eighth anniversary of the date of issuance......           2.375%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance.........           1.1875%

         Thereafter.............................................................             0%



If we call less than all of the outstanding Series C Preferred Shares for redemption, shares will be redeemed pro rata in proportion to the number shares owned.

         CONVERSION. Each holder of Series C Preferred Shares may at any time convert such shares into the number of our common shares obtained by dividing the aggregate liquidation preference of such Series C Preferred Shares by a conversion price of $15.75. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares, the granting of rights, options or warrants to holders of our common shares entitling them to purchase common shares at a price less than their current market value or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series C Preferred Shares.


     OP UNITS

         Our operating partnership has, common OP Units and six series of convertible preferred OP Units outstanding (Series A, B, C, D, E and F) which are convertible into our common shares. The following is a description of the common OP Units and each series of preferred OP Units.


         COMMON UNITS

         Each common OP Unit may be converted by the holder into one common share (subject to certain anti-dilution provisions), or in certain cases, at our option, the cash value of one common share.


         SERIES A CONVERTIBLE PREFERRED UNITS

         We currently hold all of the outstanding Series A Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one Series A Convertible Preferred Share. Upon the conversion or redemption of Series A Convertible Preferred Shares for common shares, we are required to convert an equal number of Series A Convertible Preferred Units into common OP Units.

         SERIES B CONVERTIBLE PREFERRED UNITS

         The Series B Convertible Preferred Units have the following terms:

         VOTING RIGHTS. Except in limited circumstances and as required by applicable law, holders of Series B Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series B Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series B Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect any power, preference or special right of the holders of the Series B Convertible Preferred Units.

         DISTRIBUTIONS. Holders of Series B Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to cash distributions, payable on the operating partnership's common OP Units, and any other units ranking on a parity with or junior to the Series B Convertible Preferred Units, when, as and if declared by us, as general partner of the operating partnership, out of net operating cash flow at a rate of $2.375 per unit per year. Such cash distributions are cumulative from the date of issuance of the Series B Convertible Preferred Units and shall compound at a rate per annum equal to 9.50%.

         LIQUIDATION. In the event of any (a) dissolution or winding up of the operating partnership or us or (b) a sale or transfer of all or substantially all of the operating partnership's or our assets other than to an affiliate of the operating partnership or us, the holders of the Series B Convertible Preferred Units will be entitled to receive out of capital, surplus or earnings, before distributions are made to the holders of any of the operating partnership's common OP Units or any other units ranking junior to the Series B Convertible Preferred Units as to liquidation distributions an amount equal to $25.00 per Series B Convertible Preferred Unit and accrued and unpaid cash distributions.

         REDEMPTION. The operating partnership may redeem for cash all or part of the outstanding Series B Convertible Preferred Units at a price per unit equal to the liquidation preference (which is $25.00 per unit) plus accrued and unpaid cash distributions. Upon notice from the operating partnership of its intention to redeem the Series B Convertible Preferred Units, the holders of the Series B Convertible Preferred Units shall be entitled to convert such Series B Convertible Preferred Units into common shares as described in the following paragraph.

         CONVERSION. Each holder of Series B Convertible Preferred Units has the right, at his or her option, at any time and from time to time, to convert such units into the number of common shares based upon the conversion price. Based upon the current conversion price, the holders of the Series B Convertible Preferred Units are entitled to 454,545 common shares upon conversion. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares.


         SERIES C CONVERTIBLE PREFERRED UNITS

         The Series C Convertible Preferred Units will have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series C Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series C Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series C Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C Convertible Preferred Units.

         DISTRIBUTIONS. Holders of Series C Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to dividends payable on our common OP Units, and any other units ranking junior to the Series C Convertible Preferred Units, when, as and if declared by us, as general partner of the operating partnership, out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to our common shares exceeds a rate of $1.56 (subject to adjustment) per share per year. Such dividends shall be cumulative from the date of issuance of the Series C Convertible Preferred Units and shall compound at a rate per annum equal to 9.75%.

         LIQUIDATION. In the event of any Liquidation Event involving the operating partnership or us, the holders of Series C Convertible Preferred Units will be entitled to receive, out of our assets legally available for distribution to our OP Unit holders, before distributions are made to holders of our common OP Units or any other units ranking junior to the Series C Convertible Preferred Units as to liquidation distributions, the greater of (i)
(A) a liquidation preference in an amount equal to the sum of $25.00 per unit and accrued and unpaid cash distribution plus (B) the applicable liquidation premium set forth below, or (ii) an amount per unit equal to the amount which would have been payable had each unit been converted into of common shares immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of the operating partnership or us and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

         REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series C Convertible Preferred Units, the operating partnership may redeem for cash or common OP Units (at the holder's option) all or part of the outstanding Series C Convertible Preferred Units price per unit equal to the liquidation preference (which is $25.00 per unit) plus a redemption premium as set forth in the following table:


                                                                                    REDEMPTION PREMIUM
                                                                                    AS A PERCENTAGE OF
         REDEMPTION DATE                                                          LIQUIDATION PREFERENCE
         ---------------                                                          ----------------------

         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance.........          4.825%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance.......           3.62%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance........           2.41%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance.........           1.21%

         Thereafter.............................................................            0%


If we call less than all the Series C Convertible Preferred Units for redemption, units will be redeemed pro rata on the basis of the number of units owned. In the event of a change in control in which the surviving entity does not have or may not have senior unsecured indebtedness or preferred stock rated investment grade, each holder of Series C Convertible Preferred Units shall have the right to require us to redeem all, but not less than all, outstanding Series C Convertible Preferred Units owned by such holder for an amount per unit equal to the liquidation preference plus a premium equal to 10% of the liquidation preference.

         In the event a holder of the Series C Convertible Preferred Units elects to receive common OP Units, the holder will be entitled to receive the amount of common OP Units equal to the liquidation preference divided by the current market price of our common shares.

         CONVERSION. Each holder of Series C Convertible Preferred Units has the right, at his or her option, at any time and from time to time, to convert such units into (a) the amount of cash obtained by multiplying the current market price per share of our common shares by a fraction, the numerator of which is the liquidation preference (which is $25.00 per unit) and the denominator of which is the conversion price (which is $16.00 per unit), or, if the operating partnership does not elect to give this cash payment, (b) at the election of the holder, (1) the number of common shares obtained by dividing the liquidation preference by the conversion price or (2) the number of Series B Preferred Shares identical to the number of Series C Convertible Preferred Units being converted. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares or any action affecting our common shares that in our opinion would materially adversely affect the conversion rights of the holders of Series C Convertible Preferred Units.


         SERIES D CONVERTIBLE PREFERRED UNITS

         The Series D Convertible Preferred Units have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series D Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of outstanding Series D Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series D Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect any power, preference or special right of the holders of the Series D Convertible Preferred Unit.

         DISTRIBUTIONS. Holders of Series D Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to cash distributions on the operating partnership's common OP Units and any other units ranking junior to the Series D Convertible Preferred Units, when, as and if declared by us, in our capacity as general partner of the operating partnership, out of funds legally available for that purpose, at the rate of the greater of (a) $2.25 per unit per year or (b) an amount per unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of common shares into which each Series D Convertible Preferred Unit is then convertible. However, on and after the ten year anniversary of the date of issuance of the Series D Convertible Preferred Units, the holders of the Series D Convertible Preferred Units shall be entitled to receive a cash distribution in an amount equal to the greater of (x) $4.50 per unit per year or
(y) an amount per unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of common shares into which each Series D Convertible Preferred Unit is then convertible. Such cash distributions shall be cumulative from the date of issuance of the Series D Convertible Preferred Units and compound quarterly at a rate per annum equal to
(1) on or prior to the tenth anniversary of the date of issuance of the Series D Convertible Preferred Units, 9% or (2) after the tenth anniversary of date of issuance of the Series D Convertible Preferred Units, 18%.

         LIQUIDATION. In the event of any (a) dissolution or winding up of the operating partnership or us or (b) sale or transfer of all or substantially all of the operating partnership's or our assets other than to an affiliate of either the operating partnership or us or (c) a consolidation or merger of the operating partnership or us with and into one or more entities which are not affiliates of the operating partnership or us which could result in a change in control, the holders of the Series D Convertible Preferred Units will be entitled to receive out of capital, surplus or earnings, before distributions are made to the holders of any of the operating partnership's common OP Units or any other units ranking junior to the Series D Convertible Preferred Units as to liquidation distributions an amount equal to the greater of (i)(a) a liquidation preference in an amount equal to the sum of $25.00 per unit and accrued and unpaid cash distributions plus (b) the applicable liquidation premium set forth below, or (ii) an amount per unit equal to the amount which would have been payable had each Series D Convertible Preferred Unit been converted into common shares immediately prior to such liquidation, sale or merger. The liquidation premium referenced above shall mean (x) on or prior to the fifth anniversary of the date of the issuance of the Series D Convertible Preferred Units, an amount equal to 10% of the liquidation preference, or (y) after the fifth anniversary of the date of the issuance of the Series D Convertible Preferred Units, an amount equal to the redemption premium which will be payable on the Series D Convertible Preferred Units if such units were called for redemption by us, as general partner of the Operating partnership.

         REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series D Convertible Preferred Units, the operating partnership may redeem for cash all, but not less than all, of the outstanding Series D Convertible Preferred Units at a price per unit equal to the liquidation preference (which is $25.00 per unit) plus a redemption premium as set forth in the following table:


                                                                                    REDEMPTION PREMIUM
                                                                                    AS A PERCENTAGE OF
         REDEMPTION DATE                                                          LIQUIDATION PREFERENCE
         ---------------                                                          ----------------------


         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance.........           4.5%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance.......          3.375%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance........           2.25%

         Thereafter.............................................................            0%


         CONVERSION. Each Series D Convertible Preferred Unit is convertible at any time at the election of the holder into (i) cash, or if the operating partnership does not elect to give cash, (ii) the number of common shares or the operating partnership's common OP Units (at such holder's election) obtained by multiplying the current market price per common share by a fraction, the numerator of which is the aggregate liquidation preference (which is $25.00 per unit) and the denominator of which is the conversion price (which is $16.50 per unit). The conversion price is subject to adjustment upon certain events such as the combination or subdivision of our Common shares or the issuance by us of certain rights, options or warrants to all holders of our common shares under certain circumstances.


         SERIES E CONVERTIBLE PREFERRED UNITS

         We currently hold all of the outstanding Series E Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one Series C Convertible Preferred Share. Upon the conversion or redemption of Series C Convertible Preferred Shares for common shares, we will be required to convert an equal number of Series E Convertible Preferred Units for common OP Units.


         SERIES F CONVERTIBLE PREFERRED UNITS

         We currently hold all of the outstanding Series F Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one Series C Convertible

Preferred Share. Upon the conversion or redemption of shares of Series C Convertible Preferred Shares for common shares, we will be required to convert and equal number of Series F Convertible Preferred Units for common OP Units.


ITEM 2.  EXHIBITS

         Not applicable.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                               Keystone Property Trust


October 13, 1999                               By: /s/ Timothy A. Peterson
                                                  ----------------------------
                                                  Name:  Timothy A. Peterson
                                                  Title: Secretary